Exhibit 99.1

Issued: 23 August 2013, London UK

GSK announces phase III study of vercirnon in patients with moderate-to-severe Crohn’s disease did not meet its primary endpoint

GlaxoSmithKline (GSK) announced today that the first of four Phase III studies, the SHIELD-1 study, investigating vercirnon - an investigational CCR9 antagonist - in adult patients with moderately-to-severely active Crohn’s disease did not achieve the primary endpoint of improvement in clinical response and the key secondary endpoint of clinical remission.

The rates of serious adverse events and withdrawals due to adverse events were similar among the treatment groups, but there was a trend for dose-dependent increases in overall adverse event rates. GSK will continue to explore the safety and efficacy results to inform decisions about the clinical development programme for vercirnon. New recruitment and dosing in the ongoing clinical programme has been suspended pending further review of the SHIELD-1 results.

“The results from the SHIELD-1 study are clearly disappointing but we are committed to further explore the data to determine the way forward to help patients with this chronic debilitating gastrointestinal disease.” commented Paul-Peter Tak, M.D., Ph.D., Senior Vice President, GSK Immuno-inflammation R&D.

Vercirnon is not approved or licensed for use anywhere in the world. The full results from the SHIELD-1 study will be submitted to a forthcoming scientific congress and peer-reviewed scientific journal.

About SHIELD-1 Study

SHIELD-1 is a randomised, double-blind, placebo-controlled study that evaluated the efficacy and safety of two doses (500 mg once daily and 500 mg twice daily) of vercirnon compared to placebo over 12 weeks in 608 adult patients with moderately-to-severely active Crohn’s disease.

The study was conducted in patients who were not adequately controlled with conventional therapy, and included patients who did not respond to tumour necrosis factor-alpha (TNF-µ) antagonists.

The primary endpoint was the proportion of patients achieving clinical response, defined as a decrease in Crohn’s Disease Activity Index (CDAI) score of at least 100 points at 12 weeks. Clinical remission (CDAI score less than 150 points) at 12 weeks was evaluated as a key secondary endpoint.

The study was conducted at over 200 study centres globally.

About Vercirnon (GSK1605786)

Vercirnon is an investigational non-biologic, orally administered CCR9 antagonist which GSK licensed from ChemoCentryx in January 2010.

About Phase III Clinical Programme

The Phase III clinical development programme for vercirnon comprises four studies (SHIELD-1, SHIELD-2, SHIELD-3 and SHIELD-4) designed to evaluate the efficacy and safety of vercirnon for inducing a clinical response and remission (reduction or disappearance of symptoms) and maintaining remission in over 2,500 patients with moderately-to-severely active Crohn’s disease.

About Crohn’s disease

Crohn’s disease is a chronic inflammatory condition of the digestive tract. It most commonly affects the lower part of the gastrointestinal tract, causing symptoms such as persistent diarrhoea, abdominal pain, fever, rectal bleeding, loss of appetite and weight loss. It is estimated that the disease affects over 600,000 patients in North America and over 800,000 patients in Europe. Patients suffer periods of flare-ups characterised by intense symptoms, interspersed with periods of relative remission where symptoms decrease or disappear. Current treatment options include corticosteroids, immunomodulators or biologics. Following diagnosis, patients frequently need to continue therapy lifelong, often layering additional therapies as flare-ups recur or persist. There is currently no curative medical therapy and many patients progress to surgery when treatments no longer control the symptoms.

GlaxoSmithKline – one of the world’s leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For further information please visit www.gsk.com

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Cautionary statement regarding forward-looking statements

GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK’ s operations are described under Item 3.D ‘Risk factors’ in the company’s Annual Report on Form 20-F for 2012.

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